Exhibit 10.5

SMALL BUSINESS FUNDING, INC.

Employment Agreement with

John R. Cox

PREAMBLE.    This Agreement entered into this 23rd day of August, 2002, by and between Small Business Funding, Inc. (the “Company”) and John R. Cox (the “Executive”), effective immediately.

WHEREAS, the Executive has many years of experience in the matters related to the business of the Company, particularly small business lending and related programs under the sponsorship of the U.S. Small Business Administration; and

WHEREAS, the Company wishes to employ the Executive as its full time executive officer and elect him as a director; and

WHEREAS, the parties desire by this writing to set forth the employment relationship of the Company and the Executive.

NOW, THEREFORE, it is AGREED as follows:

1.    Defined Terms

When used anywhere in the Agreement, the following terms shall have the meaning set forth herein.

(a)    “Board” shall mean the Board of Directors of the Company.

(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(c)    “Company” shall mean SMALL BUSINESS FUNDING, INC., and any successor to its interest.

(d)    “Disability” shall mean the inability of the Executive to perform his duties under this Agreement due to physical or mental incapacity which shall (i) have lasted at least three (3) months and (ii) shall be certified by a qualified physician experienced in such matters, as selected and paid for by the Company.

(e)    “Effective Date” shall mean date for the commencement of the Executive’s duties hereunder which shall be the date of completion of the merger of SBA Holdings with Comcap Holdings, Inc. or such earlier date as the parties may agree in writing.

(f)    “Executive” shall mean John R. Cox.

(g)    “Good Reason” shall mean any of the following events, which has not been consented to in advance by the Executive in writing: (i) a material reduction in the Executive’s base compensation as the same may have been increased from time to time; (ii) the failure by the Company to continue to provide the Executive with compensation and benefits provided for on the Effective Date, as the same may have been increased from time to time, or with benefits substantially similar to those provided to him under any of the executive benefit plans in which the Executive now or hereafter becomes a participant, or the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him; or (iii) the assignment to the Executive of duties and responsibilities materially different from those associated with his position on the Effective Date.

(h)    “Just Cause” shall mean the Executive’s willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, conviction of a felony or material breach of any provision of this Agreement.

(i)    “SBA Holdings” shall mean SBA Holdings, Inc., a New York corporation, the sole stockholder of the Company.

2.    Employment. The Executive is employed as the full time Chief Executive Officer of the Company. The Executive shall devote his full time and attention to such duties as are set forth on the attached Position Description (as the same shall be modified from time to time by the Board) and shall render such other administrative and management services for the Company and its subsidiaries as are currently rendered and as are customarily performed by persons situated in a similar executive capacity and consistent with the duties of the Company. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company and its subsidiaries. The Executive’s other duties shall be such as the Board may from time to time reasonably direct, including normal duties as an officer of the Company. The Executive shall not engage in the active pursuit of any business, including consulting services for third parties, other than in conjunction with or as a part of the business of the Company.

3.    Base Compensation. The Company agrees to pay the Executive during the term of this Agreement a salary at the rate of $250,000 per annum, payable in cash not less frequently than monthly.

4.    Stock Options. The parent of the Company, Newtek Capital, Inc., shall undertake in a separate letter agreement of even date to provide you with incentive stock options under its 2000 Incentive Stock and Deferred Compensation Plan; specifically, 77,000 options, with a five year term and with a strike price equal to the market value of the underlying Newtek Common stock on the date of grant.

5.    Other Benefits; Expenses.

(a)    Participation in Retirement, Medical and Other Plans. The Executive shall participate in any plan that the Company maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

(b)    Expenses. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Company.

(c)    Living Expense. The Executive shall be entitled to a cash payment of One Thousand Five Hundred Dollars ($1,500) per month to be applied towards his living expenses in order to facilitate his presence in the New York City area.

(d)    Travel Expense. The Executive shall be entitled, in addition to travel on the business of the Company, to reimbursement for the expense of commuting from the Washington, DC area to the New York area; provided, however, that such reimbursement shall not exceed $1,200.00 per month.

6.    Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending three (3) years thereafter (or such earlier date as is determined in accordance with Section 11) (the “Term”), provided, however, that the Company may terminate the Term at the end of two (2) years by giving the Executive written notice of its intent to do so at least ninety (90) days prior to the end of the second year.

7. Non-Competition and Protection of Confidential Information

(a)    Executive agrees that Executive’s services hereunder are of a special, unique, extraordinary and intellectual character and Executive’s position with the Company places Executive in a position of confidence and trust with the clients or customers of the Company and its corporate affiliates (“Affiliates”). It is agreed that throughout the Term and for the respective periods specified in (1), or (2) below following the termination hereof, Executive shall not directly or indirectly:

(1)	for two (2) years, attempt in any manner to persuade any client or customer of the Company or the Affiliates to cease to do business or to reduce the amount of business which any such client or customer has customarily done or contemplates doing with the Company or the Affiliates, whether or not the relationship between the Company or the Affiliates and such client or customer was originally established in whole or in part through its or Executive’s efforts; or

(2)	for two (2) years, employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the six months preceding termination was in the employ of the Company or the Affiliates.

It is further agreed that throughout his employment with the Company and for one year (1) thereafter, Executive shall not directly or indirectly enter the employ of or render any services to any person, firm or corporation that is engaged directly or thorough an affiliate or otherwise in conducting a business similar to that of the Company but not as a management or similar consultant.

(b)    It is also agreed that Executive will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone any confidential information or trade secret of the Company or the Affiliates or of any client or customer of the Company or the Affiliates, or utilize such confidential information or trade secret for his or its own benefit, or for the benefit of third parties except pursuant to a lawful order of a court of competent jurisdiction. The term “confidential information or trade secret of the Company or the Affiliates” does not include any information which becomes generally available to the public other than by breach of this provision.

(c)    If Executive commits a breach or threatens to commit a breach, of any of the provisions of subparagraphs (a) or (b) above, the Company, shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d)    Nothing contained in this Section 7 shall be deemed to prevent or limit the Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company or, solely as a passive or minority investor and with the prior approval of the Board, in any business similar to that of the Company.

8.    Standards. The Executive shall perform his duties under this Agreement in accordance with such standards as the Board may establish from time to time. The Company will provide Executive with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

9.    Vacation and Sick Leave. At such reasonable times as the Board shall in its discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a)    The Executive shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management Executives of the Company.

(b)    The Executive shall not receive any additional compensation from the Company on account of his failure to take a vacation, and the Executive shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c)    In addition to the aforesaid paid vacations, the Executive shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Company for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

(d)    In addition, the Executive shall be entitled to an annual sick leave benefit as established by the Board.

10.    Indemnification. The Company shall indemnify and hold harmless Executive from any and all loss, expense, or liability that he may incur due to his services for the Company during the full Term of this Agreement and shall have the option to maintain insurance for such purposes.

11.    Termination and Termination Pay. The Executive’s employment hereunder may be terminated under the following circumstances:

(a)    Just Cause. The Board may, based on a good faith determination and only after giving the Executive written notice and a reasonable opportunity to cure, immediately terminate the Executive’s employment at any time, for Just Cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause.

(b)    Without Just Cause. The Board may, by written notice to the Executive, immediately terminate his employment for a reason other than Just Cause, in which case the Executive shall be paid an amount equal to the balance of the compensation provided by this Agreement.

(c)    Resignation by Executive with Good Reason. The Executive may at any time immediately terminate employment for Good Reason, in which case the Executive shall be entitled to receive the following compensation and benefits: (i) the salary provided pursuant to Section 3 hereof, up to the expiration date (the “Expiration Date”) of the Term, including any renewal term, of this Agreement, and (ii) the cost to the Executive of obtaining all health, life, disability and other benefits which the Executive would have been eligible to participate in through the Expiration Date based upon the benefit levels substantially equal to those that the Company provided for the Executive at the date of termination of employment.

(d)    Resignation by Executive without Good Reason. The Executive may voluntarily terminate employment with the Company during the Term of this Agreement, upon at least 60 days’ prior written notice to the Board of Directors, in which case the Executive shall receive only his compensation, vested rights, and Executive benefits up to the date of his resignation without Good Reason.

(e)    Retirement, Death, or Disability. If the Executive’s employment terminates during the Term of this Agreement due to his death or Disability, the Executive (or the beneficiaries of his estate) shall be entitled to receive the compensation and benefits that the Executive would otherwise have become entitled to receive for the balance of the Term, but not to exceed six (6) months. If the Executive shall have been unable to perform the duties of his position for a period of three (3) months, the Executive shall, if so requested by the Company, submit to an examination to determine the existence of a Disability.

12.    Successors and Assigns.

(a)    This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

(b)    Since the Company is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

13.    Corporate Authority. Company represents and warrants that the execution and delivery of this Agreement by it has been duly and properly authorized by the Board and that when so executed and delivered this Agreement shall constitute the lawful and binding obligation of the Company.

14.    Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

15.    Applicable Law. Except to the extent preempted by Federal law, the laws of the State of New York shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

16.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.    Survival. It is agreed by the parties that Section 7, “Non-Competition and Protection of Confidential Information” shall survive the termination of this Agreement.

18.    Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

Witnessed by:	SMALL BUSINESS FUNDING, INC.

/s/ Magon Moncrieffe	By:	/s/ Barry Sloane

	Its:	Director

Witnessed by:	EXECUTIVE

/s/ Magon Moncrieffe	/s/ John R. Cox
John R. Cox

SBA HOLDINGS, INC.

	By:	/s/ Barry Sloane

	Its:	Director

POSITION DESCRIPTION

JOHN R. COX, CHAIRMAN AND CEO

SMALL BUSINESS FUNDING, INC.

1.      Perform all duties traditionally associated with the position of Chief Executive Officer (CEO), including the selection and hiring of necessary employees and agents of the Company.

2.      Serve as Chairman of the Underwriting & Loan Committee and provide supervision to appropriate staff services.

3.      Develop, institute and maintain company policies and procedures, including appropriate mechanisms to ensure ongoing compliance with company policies and procedures, and federal, state, and local regulatory requirements.

4.      Hire and manage employees and independent contractors, appropriate underwriters, processors and marketers of Small Business Administration (SBA) loans.

5.      Report to Board no less frequently than on a quarterly basis.

6.      Retain the services of accountants and lawyers to protect corporate assets, ensure adequate financial disclosure and reporting and to report to the Board.

7.      Insure the adequacy of corporate, D&O, and other commercially reasonable or appropriate insurance coverage.

8.      Manage and direct a program of securitization of the loans of the Company, as directed by the Board.

9       Maintain and establish lending and warehouse credit facilities.

10.    Manage and direct the process of raising equity capital for the business as necessary.

11.    Maintain and establish a positive relationship with the SBA in Washington, D.C. and regional offices.

12.    Attempt to cause the Company to re-qualify and be certified under the “Preferred Lender Program.”

13.    Utilize the attached Business Plan as the basis for the management of the Company and prepare monthly, quarterly and annual reports to the Board of the extent of compliance with said Plan and the changes in said Plan required by the business of the Company.

14.    Supervise the corporate affairs of SBA Holdings, as a non-operating holding company, to the extent required by the business of SBA Holdings and the Company.